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KOHRMAN             [Logo] Celebrating                               Exhibit 8.1
 JACKSON &                 30 years of
  KRANTZ P.L.L.            Expertise
  ATTORNEYS AT LAW         Innovation
                           Excellence


                            [FORM OF LEGAL OPINION]

____________, 1999



Meridian Point Realty Trust `83,
     Liberty Self-Stor, Inc. and
     Liberty Self-Stor Limited Partnership
8500 Station Street, Suite 100
Mentor, Ohio  44060

    Re: FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED MERGERS OF MERIDIAN POINT REALTY TRUST `83, LIBERTY SELF-STOR, INC. AND LIBERTY SELF-STOR LIMITED PARTNERSHIP

Gentlemen:
         We have acted as your general counsel with respect to the proposed mergers whereby (i) Meridian Point Realty Trust `83, a California business trust ("Meridian"), will merge with and into Liberty Self-Stor Limited Partnership, a Maryland limited partnership and an indirect wholly-owned subsidiary of Meridian (the "Partnership"), and (ii) the Partnership will merge with and into the Liberty Self-Stor, Inc., a Maryland corporation and a wholly-owned subsidiary of Meridian ("Liberty"), pursuant to the Agreement and Plan of Merger, dated as of __________, 1999, by and among Meridian, the Partnership and Liberty (the "Merger Agreement"). Furthermore, Liberty shall conduct its business as an umbrella partnership real estate investment trust, or UPREIT, through the formation of an operating partnership, known as LSS I Limited Partnership, a Delaware limited partnership, to own and operate self-storage facilities contributed by members of the Liberty Self-Stor, Ltd., (the proposed mergers and UPREIT formation are together referred to as the "Reorganization"). You have requested our opinion with respect to certain United States federal income tax consequences of the Reorganization.

         In connection with our opinion herein, we have examined the Merger Agreement, the Formation Agreement, the First Amendment to Formation Agreement and Second Amendment to Formation Agreement, a form of the Partnership Agreement for LSS I Limited Partnership, and the Registration Statement on Form S-4 (No. 333-78479) filed by Liberty with the Securities and Exchange Commission with respect to the registration of the common stock of Liberty to be issued in connection with the Reorganization (the "Registration Statement" and, together with the other above-mentioned documents, the "Reorganization Documents") and such other documents, records and matters of law as we have deemed necessary or appropriate in connection with rendering this opinion.

    ONE CLEVELAND CENTER, 20TH FLOOR 1375 EAST NINTH STREET CLEVELAND, OHIO
                                   44114-1793
                  VOICE 216 - 696 - 8700 FAX 216 - 621 - 6536

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KOHRMAN JACKSON & KRANTZ P.L.L.

Meridian Point Realty Trust '83
   Liberty Self-Stor, Inc. and
   Liberty Self-Stor Limited Partnership
__________________, 1999
Page 2


         In opining herein, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or duplicate copies thereof. We have further assumed that the execution and delivery of any of the Reorganization Documents, or that any unexecuted Reorganization Documents have been or will be executed substantially in the form and content reviewed by us, have been duly authorized by all necessary action, and that they are the valid and legally binding obligations of the parties thereto, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of their equity powers or their application of principles of public policy.

         In addition, we have made the following assumptions as to factual matters in rendering the opinions set forth below:
         (a) the representations and warranties of the parties contained in the Reorganization Documents and in the certificate of officers of Meridian ("Meridian Certificate") are true, complete and correct in all respects as of the date hereof;

         (b) the Reorganization, and all transactions related thereto or contemplated by the Reorganization Documents, will be consummated in accordance with the terms and conditions of the Reorganization Documents and any other applicable documents;


         (c) neither Meridan, Liberty nor the Partnership will make any amendments to their organizational documents, the Reorganization Documents or any other agreements, after the date of this opinion that would affect their qualification as a real estate investment trust (a "REIT") for U.S.
                  federal income tax purposes for any taxable year; and

         (d) no action will be taken by Meridian, Liberty or the Partnership after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

         In opining herein, we have made no independent investigation of the applicable facts other

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KOHRMAN JACKSON & KRANTZ P.L.L.

Meridian Point Realty Trust '83
   Liberty Self-Stor, Inc. and
   Liberty Self-Stor Limited Partnership
__________________, 1999
Page 3

than a review of (a) information in our files, (b) representations and certificates of officers of the parties, and (c) warranties and representations as to certain factual matters contained in the Reorganization Documents and the Meridian Certificate.

         Based on the documents and assumptions set forth above and the discussion in the Prospectus under the caption "Federal Income Tax Matters" (which is incorporated herein by reference) and subject to the qualifications and exceptions set forth below, we are of the opinion that:

                  1. The mergers of Meridian with and into the Partnership and the merger of the Partnership with and into Liberty, pursuant to the Merger Agreement, will qualify as mergers under applicable state corporate, partnership and business trust law;

                  2. For Liberty's taxable year ending December 31, 1999, Liberty will qualify to be taxed as a REIT pursuant to ss. 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and Liberty's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code;

                  3. The Reorganization will constitute a tax-free reorganization within the meaning of s.368(a) of the Code.
                  4. No gain or loss will be recognized by Meridian as a result of the Reorganization.

                  5. No gain or loss will be recognized by a shareholder of Meridian who receives common stock of Liberty in exchange for shares of beneficial interest of Meridian.

                  6. The aggregate tax basis of common stock of Liberty received by shareholders of Meridian in the Reorganization will be the same as the aggregate tax basis of the shares of beneficial interest of Meridian surrendered in exchange therefor, reduced by any amount allocable to any fractional share interest of shareholders of Meridian for which cash is received.

                  7. The holding period of the common stock of Liberty received by each

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KOHRMAN JACKSON & KRANTZ P.L.L.

Meridian Point Realty Trust '83
   Liberty Self-Stor, Inc. and
   Liberty Self-Stor Limited Partnership
__________________, 1999
Page 4



shareholder of Meridian in the Reorganization will include the period for which the shares of beneficial interest of Meridian surrendered in exchange therefor was considered to be held, provided that the shares of beneficial interest of Meridian so surrendered are held as capital assets at the time of the Reorganization.

         The foregoing opinions are subject to the following qualifications and exceptions:

     (a) Liberty's qualification and taxation as a REIT depends upon both Meridian's satisfaction in the past, and Liberty's ability to meet on a continuing basis in the future, through actual annual operating and other results, the various requirements under the Code with respect to, among other things, the sources of its gross income, the composition of its assets, the levels of distributions to shareholders and the diversity of its stock ownership. We have not reviewed, audited or opined as to Meridian's compliance with these matters and will not review or audit on a continuing basis Liberty's compliance with these matters. Accordingly, no assurance can be given that the actual results of Liberty's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  (b) The opinions set forth above are based on and limited to currently existing provisions of the Code, existing regulations thereunder (including final, temporary or proposed), and current federal administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. No opinion is rendered with respect to the effect, if any, of any pending or future legislation or administrative regulation or ruling that may have a bearing on any of the foregoing. The opinions represent only our best judgment as to the federal income tax consequences of the proposed reincorporation and are not binding on the Internal Revenue Service or the courts.

                  (c) We have not been asked to render an opinion with respect to any federal income tax matters except those set forth above, and we have not been asked to render an opinion with respect to any foreign, state or local tax consequences of the Reorganization. Accordingly, the opinions set forth herein should not be construed as applying in any manner to any tax aspect of the Reorganization other than as set forth above.

                  (d) The opinions set forth herein do not address all federal income tax considerations that may be relevant to shareholders of Meridian in light of their particular circumstances, such as shareholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons or who acquired their shares in connection with stock options or stock purchase plans or in other compensatory transactions.


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KOHRMAN JACKSON & KRANTZ P.L.L.

Meridian Point Realty Trust '83
   Liberty Self-Stor, Inc. and
   Liberty Self-Stor Limited Partnership
__________________, 1999
Page 5

                  (e) All factual assumptions set forth above are material to all opinions rendered herein and have been relied upon by us in rendering such opinions. Any material inaccuracy in any one or more of the assumed facts may nullify some or all of the conclusions stated in such opinions.

         We bring to your attention that Marc C. Krantz, a partner of this firm, is the Secretary of Meridian and Liberty, a trustee of Meridian and a director of Liberty.


     This opinion is for the use and benefit of Meridian, the Partnership, Liberty and their respective shareholders or partners in connection with the transactions contemplated by the Registration Statement upon the understanding that we are not hereby assuming any professional responsibility to any other person whatsoever, and are not to be quoted in whole or in part or otherwise referred to in any documents or instruments, or relied upon by any other person or entity, without our prior written consent. The information set forth herein is as of the date of this opinion letter, and we disclaim any undertaking to advise you of any changes which thereafter may be brought to our attention. We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                    Sincerely,

                                    KOHRMAN JACKSON & KRANTZ P.L.L.